                                                 -------------------------------
                                                          OMB APPROVAL
                                                 -------------------------------
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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 7)1

                     Spiros Development Corporation II, Inc.
                                (Name of Issuer)

                                      Units
                         (Title of Class of Securities)

                                    848935201
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 9, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 36 Pages


------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 848935201
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           242,700
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      242,700
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         242,700
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.8%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           235,700
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      235,700
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         235,700
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           124,100
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      124,100
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         124,100
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.0%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           210,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      210,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         210,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           20,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      20,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           44,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      44,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         44,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           473,000
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      473,000
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         473,000
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.5%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           878,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      878,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         878,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           878,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      878,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         878,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 36 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [   ]

                                                                   (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            1,351,500 Units (and corresponding Shares), which is 21.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                       [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,351,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,351,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,351,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                       [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 36 Pages

     This Amendment No. 7 to Schedule 13D amends the Schedule 13D initially filed on December 29, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity and Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership   ("FCP"),   with   respect   to  the  Units  (and
                  corresponding Shares) held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Units (and corresponding Shares) held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Units (and corresponding Shares) held by it;

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Units (and corresponding Shares) held by it;

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Units (and corresponding Shares) held by it; and

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Units (and corresponding Shares) held by it.

      FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

      The Management Company

            (vii) Farallon  Capital  Management,   L.L.C.,  a  Delaware  limited
                  liability company (the "Management Company"), with respect to the Units (and corresponding


                              Page 22 of 36 Pages

                  Shares) held by certain accounts managed by the Management Company (the "Managed Accounts")2.

      The General Partner Of The Partnerships

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the
                  Units (and corresponding Shares) held by each of the Partnerships.

      The Managing Members Of the General Partner and the Management Company

            (ix) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Units (and corresponding Shares) held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore") and Thomas
                  F. Steyer ("Steyer"); and

            (x)   the twelfth managing member of the General  Partner,  Fleur E.
                  Fairman   ("Fairman"),   with   respect   to  the  Units  (and
                  corresponding Shares) held by the Partnerships.

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.


---------------------
     2 Of the Units (and corresponding Shares) reported by the Management Company on behalf of the Managed Accounts, 53,000 Units (and corresponding Shares) (equal to approximately 0.8% of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.


                              Page 23 of 36 Pages

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than (i) Enrique H. Boilini who is an Argentinean citizen and (ii) David I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                              Page 24 of 36 Pages

Item 3. Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Units (and corresponding Shares) acquired by each of the Partnerships and Managed Accounts since the filing of the prior Schedule 13D is set forth below:

                   Units (and Corresponding)
      Entity             Shares) Acquired      Approximate Net Investment Cost3
      FCP                 61,000                   $447,213.10
      FCIP                46,200                   $338,971.80
      FCIP II              9,300                    $68,243.66
      FCIP III            12,700                    $94,360.16
      Tinicum              3,500                    $25,690.32
      FCCP                 4,600                    $33,751.58
      Managed
        Accounts          93,400                   $684,444.92

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, Tinicum and FCCP, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCCP at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, FCCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units (and corresponding Shares).

Item 5. Interest in Securities of the Issuer.


---------------------
     3 As the Shares currently trade as part of the Units, the reported cost is a per Unit cost. For purposes of the Schedule 13D, the net investment cost attributes all of the Unit cost to the related Share.


                              Page 25 of 36 Pages

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 6,325,000 Units (and corresponding Shares) outstanding as of July 30, 1999 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 1999 filed with the Securities and Exchange Commission on August 16, 1999.

          (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) (including commissions) for all purchases and sales by the Partnerships in the past 60 days are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) (including commissions) for all purchases and sales by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner


                              Page 26 of 36 Pages

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Units (and corresponding Shares) held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units (and corresponding Shares).


                              Page 27 of 36 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 18, 1999


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact
                    for each of Enrique H. Boilini,  David I. Cohen,
                    Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried,
                    William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.


                              Page 28 of 36 Pages

                                                                         ANNEX 1


     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1. The Management Company

        (a)   Farallon Capital Management, L.L.C.
        (b)   One Maritime Plaza, Suite 1325
              San Francisco, California  94111
        (c)   Serves as investment adviser to various managed accounts
        (d)   Delaware limited liability company
        (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2. The General Partner

        (a)   Farallon Partners, L.L.C.
        (b)   c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza, Suite 1325
              San Francisco, California  94111
        (c)   Serves as general partner to investment partnerships
        (d)   Delaware limited liability company
        (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3. The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.


                              Page 29 of 36 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4


        07-30-99                  10,400 (P)                     $7.94
        08-09-99                  16,600 (P)                     $7.53
        08-11-99                    500 (P)                      $7.41
        08-12-99                   2,500 (P)                     $7.28
        08-13-99                  31,000 (P)                     $7.02








---------------------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 30 of 36 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT5


        07-30-99                   8,000 (P)                     $7.94
        08-09-99                  12,800 (P)                     $7.53
        08-11-99                    400 (P)                      $7.41
        08-12-99                   2,000 (P)                     $7.28
        08-13-99                  23,000 (P)                     $7.02












---------------------
     5 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 31 of 36 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT6


        07-30-99                   1,600 (P)                     $7.94
        08-09-99                   2,600 (P)                     $7.53
        08-11-99                    100 (P)                      $7.41
        08-12-99                    400 (P)                      $7.28
        08-13-99                   4,600 (P)                     $7.02













---------------------
     6 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 32 of 36 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT7


        07-30-99                   3,200 (P)                     $7.94
        08-09-99                   3,800 (P)                     $7.53
        08-11-99                    200 (P)                      $7.41
        08-12-99                    900 (P)                      $7.28
        08-13-99                   4,600 (P)                     $7.02














---------------------
     7 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 33 of 36 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT8


        07-30-99                    600 (P)                      $7.94
        08-09-99                   1,000 (P)                     $7.53
        08-12-99                    200 (P)                      $7.28
        08-13-99                   1,700 (P)                     $7.02














---------------------
     8 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 34 of 36 Pages

                                   SCHEDULE F

                      FARALLON CAPITAL (CP) INVESTORS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT9


        07-30-99                    800 (P)                      $7.94
        08-09-99                   1,300 (P)                     $7.53
        08-12-99                    200 (P)                      $7.28
        08-13-99                   2,300 (P)                     $7.02















---------------------
     9 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 35 of 36 Pages

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                 PURCHASED (P)                   PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT10


        07-30-99                  13,000 (P)                     $7.94
        08-09-99                  22,100 (P)                     $7.53
        08-11-99                    500 (P)                      $7.41
        08-12-99                   3,300 (P)                     $7.28
        08-13-99                  40,900 (P)                     $7.02


        07-30-99                    400 (P)                      $7.94
        08-09-99                    600 (P)                      $7.53
        08-12-99                    100 (P)                      $7.28
        08-13-99                   1,100 (P)                     $7.02


        07-30-99                   2,000 (P)                     $7.94
        08-09-99                   3,200 (P)                     $7.53
        08-11-99                    100 (P)                      $7.41
        08-12-99                    400 (P)                      $7.28
        08-13-99                   5,700 (P)                     $7.02









---------------------
    10 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 36 of 36 Pages